PRESS RELEASE

AbbVie Reports Third-Quarter 2022 Financial Results

•Reports Third-Quarter Diluted EPS of $2.21 on a GAAP Basis, an Increase of 24.2 Percent; Adjusted Diluted EPS of $3.66, an Increase of 29.3 Percent; These Results Include an Unfavorable Impact of $0.02 Per Share related to Acquired IPR&D and Milestones Expense 1

•Delivers Third-Quarter Net Revenues of $14.812 Billion, an Increase of 3.3 Percent on a Reported Basis and 5.4 Percent Operationally

•Third-Quarter Global Net Revenues from the Immunology Portfolio Were $7.651 Billion, an Increase of 14.6 Percent on a Reported Basis, or 16.4 Percent on an Operational Basis; U.S. Humira Net Revenues Were $4.956 Billion, an Increase of 7.4 Percent; Internationally, Humira Net Revenues Were $603 Million, a Decrease of 25.9 Percent on a Reported Basis, or 16.8 Percent on an Operational Basis, Due to Biosimilar Competition; Global Skyrizi Net Revenues Were $1.397 Billion; Global Rinvoq Net Revenues Were $695 Million

•Third-Quarter Global Net Revenues from the Hematologic Oncology Portfolio Were $1.650 Billion, a Decrease of 11.7 Percent on a Reported Basis, or 9.9 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $1.135 Billion, a Decrease of 17.4 Percent, with U.S. Net Revenues of $849 Million and International Profit Sharing of $286 Million; Global Venclexta Net Revenues Were $515 Million

•Third-Quarter Global Net Revenues from the Neuroscience Portfolio Were $1.672 Billion, an Increase of 6.7 Percent on a Reported Basis, or 8.3 Percent on an Operational Basis; Global Botox Therapeutic Net Revenues Were $699 Million; Vraylar Net Revenues Were $554 Million

•Third-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.301 Billion, an Increase of 4.0 Percent on a Reported Basis, or 8.1 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $637 Million; Global Juvederm Net Revenues Were $352 Million

•Confirms Midpoint of 2022 Adjusted Diluted EPS Guidance Range and Narrows Range from $13.76 - $13.96 to $13.84 - $13.88, which Includes an Unfavorable Impact of $0.25 Per Share Related to Acquired IPR&D and Milestones Expense Incurred Year-To-Date Through the Third Quarter 2022

•Announces 2023 Dividend Increase of 5.0 Percent, Beginning with Dividend Payable in February 2023

NORTH CHICAGO, Ill., October 28, 2022 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2022.

"We continue to see strong momentum from our key immunology assets, Skyrizi and Rinvoq, and this performance – combined with strength from other growth drivers within our diverse portfolio – has mitigated the impact of temporary economic headwinds on our aesthetics products to deliver another quarter of strong results,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “Based upon our performance and confidence in AbbVie’s long-term outlook, we are once again meaningfully raising our dividend."

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates. [1] Beginning in the first quarter 2022, AbbVie includes the impact of upfront and milestone payments related to collaborations, licensing agreements and other asset acquisitions in its reported non-GAAP financial measures.	1

Third-Quarter Results

•Worldwide net revenues were $14.812 billion, an increase of 3.3 percent on a GAAP basis, or 5.4 percent on an operational basis.

•Global net revenues from the immunology portfolio were $7.651 billion, an increase of 14.6 percent on a reported basis, or 16.4 percent on an operational basis.
◦Global Humira net revenues of $5.559 billion increased 2.5 percent on a reported basis, or 3.9 percent on an operational basis. U.S. Humira net revenues were $4.956 billion, an increase of 7.4 percent. Internationally, Humira net revenues were $603 million, a decrease of 25.9 percent on a reported basis, or 16.8 percent on an operational basis, due to biosimilar competition.
◦Global Skyrizi net revenues were $1.397 billion, an increase of 75.4 percent on a reported basis, or 78.3 percent on an operational basis.
◦Global Rinvoq net revenues were $695 million, an increase of 53.5 percent on a reported basis, or 59.3 percent on an operational basis.

•Global net revenues from the hematologic oncology portfolio were $1.650 billion, a decrease of 11.7 percent on a reported basis, or 9.9 percent on an operational basis.
◦Global Imbruvica net revenues were $1.135 billion, a decrease of 17.4 percent, with U.S. net revenues of $849 million and international profit sharing of $286 million.
◦Global Venclexta net revenues were $515 million, an increase of 4.5 percent on a reported basis, or 11.3 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $1.672 billion, an increase of 6.7 percent on a reported basis, or 8.3 percent on an operational basis.
◦Global Botox Therapeutic net revenues were $699 million, an increase of 8.2 percent on a reported basis, or 10.0 percent on an operational basis.
◦Vraylar net revenues were $554 million, an increase of 20.2 percent.
◦Global Ubrelvy net revenues were $160 million.

•Global net revenues from the aesthetics portfolio were $1.301 billion, an increase of 4.0 percent on a reported basis, or 8.1 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $637 million, an increase of 16.9 percent on a reported basis, or 21.6 percent on an operational basis.
◦Global Juvederm net revenues were $352 million, a decrease of 0.6 percent on a reported basis, or an increase of 5.3 percent on an operational basis.

•On a GAAP basis, the gross margin ratio in the third quarter was 66.1 percent. The adjusted gross margin ratio was 85.4 percent.

•On a GAAP basis, selling, general and administrative (SG&A) expense was 22.3 percent of net revenues. The adjusted SG&A expense was 20.9 percent of net revenues.

•On a GAAP basis, research and development (R&D) expense was 10.9 percent of net revenues. The adjusted R&D expense was 10.8 percent of net revenues.

•Acquired IPR&D and milestones expense was 0.3 percent of net revenues.

•On a GAAP basis, the operating margin in the third quarter was 31.1 percent. The adjusted operating margin was 53.4 percent.

•Net interest expense was $497 million.

•On a GAAP basis, the tax rate in the quarter was 10.2 percent. The adjusted tax rate was 12.9 percent.

•Diluted EPS in the third quarter was $2.21 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $3.66. These results include an unfavorable impact of $0.02 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced the U.S. Food and Drug Administration (FDA) approved Rinvoq (upadacitinib, 15 mg, once daily) for the treatment of adults with active non-radiographic axial spondyloarthritis (nr-axSpA) with objective signs of inflammation who have had an inadequate response or intolerance to tumor necrosis factor (TNF) blocker therapy. The approval is supported by data from the SELECT-AXIS 2 clinical trial, in which Rinvoq delivered rapid and meaningful disease control as well as significant improvement in signs and symptoms of nr-axSpA. This approval marks the sixth FDA approved indication for Rinvoq in chronic immune-mediated diseases.

•AbbVie announced the European Medicines Agency's (EMA) Committee for Medicinal Products for Human Use (CHMP) recommended the approval of Skyrizi (risankizumab) for the treatment of adults with moderately to severely active Crohn’s disease (CD) who have had inadequate response, lost response or were intolerant to conventional or biologic therapy. The positive opinion is based on results from three Phase 3 studies in which Skyrizi demonstrated significant improvements in clinical remission and endoscopic response, compared to placebo, as both induction and maintenance therapy. If the CHMP recommendation is accepted by the European Commission (EC), this would mark the third indication for Skyrizi in the European Union. Skyrizi is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•At the United European Gastroenterology (UEG) Week 2022, AbbVie shared 17 abstracts, including seven oral presentations, from a broad range of studies in inflammatory bowel disease (IBD). Highlights included final analyses from the U-ACHIEVE Phase 3 maintenance study of Rinvoq in moderately to severely active ulcerative colitis (UC), data from the U-EXCEL Phase 3 study evaluating the efficacy and safety of Rinvoq as induction therapy for use in adults with moderately to severely active CD as well as data evaluating Skyrizi for use in patients with moderate to severe CD.

•At the American College of Gastroenterology (ACG) Annual Scientific Meeting, AbbVie presented 26 abstracts that illustrate AbbVie's commitment to providing research and innovative solutions that support patients with high disease burden and unmet need. Key presentations focused on the treatment of moderate to severe CD, including late-breaking Phase 3 data from the Rinvoq 52 week maintenance trial, as well as efficacy and safety outcomes from the Skyrizi pivotal clinical program.

•At the European Academy of Dermatology and Venereology (EADV) Congress, AbbVie presented 23 abstracts from across its dermatology portfolio that underscore AbbVie's commitment to advancing research in dermatology for people living with immune-mediated skin diseases such as psoriasis (PsO), psoriatic arthritis (PsA), atopic dermatitis (AD) and vitiligo. Presentations included long-term efficacy and safety results, including real-world data, from studies of Skyrizi in moderate to severe PsO and active PsA as well as data from the largest-of-its-kind study that demonstrate the real-world burden of AD.

•AbbVie announced that the FDA approved the use of Imbruvica (ibrutinib) for the treatment of pediatric patients one year and older with chronic graft versus host disease (cGVHD) after failure of one or more lines of systemic therapy. The approval marks the first approved treatment option for children with cGVHD under 12 years of age and the only Bruton's tyrosine kinase inhibitor (BTKi) treatment for a pediatric patient population. Imbruvica is jointly developed and commercialized with Janssen Biotech, Inc.

•At the International Parkinson and Movement Disorder Society’s (MDS) International Congress, AbbVie presented 13 abstracts across multiple disease states that highlighted AbbVie’s continued commitment to advancing the management of movement disorders. Highlights included results from the Phase 3 M15-736 trial evaluating the continuous subcutaneous infusion of ABBV-951 (foslevodopa/foscarbidopa) in people with advanced Parkinson’s disease (PD) as well as data on the real-world efficacy of Botox (onabotulinumtoxinA) for the treatment of spasticity and treatment of cervical dystonia.

Recent Events (Continued)

•At the Migraine Trust International Symposium (MTIS), AbbVie shared 13 abstracts, including 4 oral presentations, from a wide range of studies across its migraine portfolio that underscore AbbVie’s leadership and commitment to people living with migraine. Highlights included Phase 3 PROGRESS study results evaluating Qulipta (atogepant) for the preventive treatment of chronic migraine as well as data from studies evaluating Botox and Ubrelvy (ubrogepant) in the treatment of migraine.

•Allergan Aesthetics announced that the FDA approved Juvederm Volux XC for the improvement of jawline definition in adults over the age of 21 with moderate to severe loss of jawline definition. Juvederm Volux XC is the first and only hyaluronic acid (HA) filler to receive FDA approval for jawline definition.

•At the American Society for Dermatologic Surgery (ASDS), Allergan Aesthetics shared data from across its facial injectables, body contouring and skincare portfolio that highlighted Allergan Aesthetics' continued commitment to advancing aesthetic medicine. Highlights included analyses of 15 years of post-marketing surveillance data that demonstrated the global reported rate of delayed-onset nodules associated with dermal fillers on the Vycross technology platform is low, as well as results from three clinical studies showcasing a customizable platform with patent-pending LTN Complex, to address the appearance of facial hyperpigmentation.

•AbbVie announced the acquisition of DJS Antibodies (DJS), a biotechnology company dedicated to discovering and developing antibody medicines that target difficult-to-drug disease-causing proteins. The acquisition includes DJS' lead program DJS-002, a potential first-in-class LPAR1 antagonist antibody in preclinical studies for the treatment of Idiopathic Pulmonary Fibrosis (IPF) and other fibrotic diseases as well as the company's proprietary HEPTAD platform.

Full-Year 2022 Outlook
AbbVie is confirming the midpoint of its full-year 2022 adjusted diluted EPS guidance range and narrowing the range from $13.76 - $13.96 to $13.84 - $13.88, which includes an unfavorable impact of $0.25 per share related to acquired IPR&D and milestones expense incurred year-to-date through the third quarter 2022. The company's 2022 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the third quarter of 2022, as both cannot be reliably forecasted.
Company Declares Dividend Increase of 5.0 Percent
AbbVie is announcing today that its board of directors declared an increase in the company’s quarterly cash dividend from $1.41 per share to $1.48 per share beginning with the dividend payable on February 15, 2023 to shareholders of record as of January 13, 2023. This reflects an increase of approximately 5.0 percent, continuing AbbVie’s strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its quarterly dividend by 270 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology and gastroenterology, in addition to products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2022 and 2021 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. Beginning in the first quarter of 2022, the company includes the impact of upfront and milestone payments related to collaborations, licensing agreements, and other asset acquisitions in its reported non-GAAP financial measures. Prior periods have been revised to conform to the current period presentation. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to realize the expected benefits of AbbVie’s acquisition of Allergan or to promptly and effectively integrate Allergan’s business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2021 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Frank Benenati	Liz Shea
(224) 688-4169	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2022
(Unaudited)

				% Change vs. 3Q21
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	Int'l.	Total
NET REVENUES	$11,763	$3,049	$14,812	4.3%	(0.4)%	3.3%	9.6%	5.4%

Immunology	6,682	969	7,651	18.5	(6.3)	14.6	5.6	16.4
Humira	4,956	603	5,559	7.4	(25.9)	2.5	(16.8)	3.9
Skyrizi	1,221	176	1,397	79.8	50.1	75.4	70.0	78.3
Rinvoq	505	190	695	44.7	82.9	53.5	>100.0	59.3

Hematologic Oncology	1,108	542	1,650	(17.7)	3.9	(11.7)	10.3	(9.9)
Imbruvica[b]	849	286	1,135	(23.5)	7.6	(17.4)	7.6	(17.4)
Venclexta	259	256	515	9.2	0.1	4.5	13.2	11.3

Aesthetics	760	541	1,301	(7.4)	25.6	4.0	37.4	8.1
Botox Cosmetic	370	267	637	4.1	41.0	16.9	54.5	21.6
Juvederm Collection	125	227	352	(21.9)	16.9	(0.6)	27.7	5.3
Other Aesthetics	265	47	312	(13.1)	(0.8)	(11.4)	8.3	(10.2)

Neuroscience	1,464	208	1,672	8.6	(5.0)	6.7	6.3	8.3
Botox Therapeutic	584	115	699	9.2	3.6	8.2	14.2	10.0
Vraylar	554	—	554	20.1	n/a	20.2	n/a	20.2
Duodopa	22	88	110	(4.9)	(15.0)	(13.1)	(2.6)	(3.0)
Ubrelvy	160	—	160	(1.4)	n/a	(1.4)	n/a	(1.4)
Qulipta	62	—	62	n/m	n/a	n/m	n/a	n/m
Other Neuroscience	82	5	87	(50.5)	10.2	(49.0)	14.1	(48.9)

Eye Care	362	261	623	(38.1)	(9.1)	(28.6)	1.3	(25.2)
Lumigan/Ganfort	59	62	121	(4.4)	(18.7)	(12.2)	(8.7)	(6.7)
Alphagan/Combigan	37	36	73	(58.2)	(8.9)	(43.0)	2.9	(39.4)
Restasis	132	10	142	(56.7)	(30.7)	(55.6)	(37.7)	(55.9)
Other Eye Care	134	153	287	3.7	(2.7)	0.1	9.1	6.6

Other Key Products	788	202	990	5.5	(19.4)	(0.7)	(9.1)	1.9
Mavyret	190	193	383	3.5	(20.6)	(10.2)	(10.3)	(4.4)
Creon	336	—	336	8.5	n/a	8.5	n/a	8.5
Linzess/Constella	262	9	271	3.4	16.0	3.8	25.8	4.1
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
n/a = not applicable
n/m = not meaningful

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2022
(Unaudited)

				% Change vs. 9M21
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$33,521	$9,412	$42,933	5.3%	(0.7)%	3.9%	6.7%	5.6%

Immunology	17,922	3,077	20,999	16.4	(2.2)	13.3	6.6	14.8
Humira	13,613	2,045	15,658	6.5	(20.9)	1.9	(14.3)	3.0
Skyrizi	3,081	508	3,589	78.6	59.3	75.6	75.1	78.1
Rinvoq	1,228	524	1,752	38.0	>100.0	54.5	>100.0	59.3

Hematologic Oncology	3,325	1,621	4,946	(14.5)	10.7	(7.6)	15.6	(6.3)
Imbruvica[b]	2,585	868	3,453	(19.4)	6.3	(14.2)	6.3	(14.2)
Venclexta	740	753	1,493	8.1	16.2	12.1	27.3	17.5

Aesthetics	2,489	1,557	4,046	0.6	15.1	5.8	23.1	8.6
Botox Cosmetic	1,232	741	1,973	20.0	27.9	22.8	36.8	26.0
Juvederm Collection	420	686	1,106	(12.3)	9.9	0.3	17.6	4.6
Other Aesthetics	837	130	967	(13.4)	(12.8)	(13.4)	(7.2)	(12.7)

Neuroscience	4,175	643	4,818	15.2	(1.1)	12.8	7.9	14.2
Botox Therapeutic	1,641	350	1,991	13.1	6.5	11.9	15.0	13.5
Vraylar	1,473	—	1,473	18.9	n/a	18.9	n/a	18.9
Duodopa	72	279	351	(2.4)	(9.8)	(8.4)	—	(0.5)
Ubrelvy	483	—	483	31.0	n/a	31.0	n/a	31.0
Qulipta	106	—	106	n/m	n/a	n/m	n/a	n/m
Other Neuroscience	400	14	414	(18.3)	10.3	(17.6)	13.1	(17.5)

Eye Care	1,265	846	2,111	(26.9)	(3.5)	(19.0)	5.4	(16.0)
Lumigan/Ganfort	186	205	391	(7.1)	(10.8)	(9.0)	(2.9)	(4.8)
Alphagan/Combigan	161	111	272	(40.8)	(5.1)	(30.0)	4.9	(27.0)
Restasis	518	38	556	(41.3)	(10.1)	(39.9)	(2.8)	(39.6)
Other Eye Care	400	492	892	6.3	0.9	3.3	10.1	8.5

Other Key Products	2,245	623	2,868	4.5	(16.9)	(1.0)	(8.6)	1.2
Mavyret	562	599	1,161	0.9	(17.5)	(9.5)	(9.1)	(4.7)
Creon	941	—	941	9.0	n/a	9.0	n/a	9.0
Linzess/Constella	742	24	766	2.0	3.2	2.0	9.6	2.2
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
n/a = not applicable
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
(Unaudited)

(in millions, except per share data)	Third Quarter Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Net revenues	$14,812	$14,342	$42,933	$41,311
Cost of products sold	5,022	4,390	13,244	13,126
Selling, general and administrative	3,304	3,083	11,843	9,089
Research and development[a]	1,614	1,661	4,720	5,095
Acquired IPR&D and milestones[a]	40	402	454	719
Other operating expense, net	229	500	57	432
Total operating costs and expenses	10,209	10,036	30,318	28,461

Operating earnings	4,603	4,306	12,615	12,850

Interest expense, net	497	585	1,568	1,813
Net foreign exchange loss	36	12	108	35
Other expense (income), net	(330)	21	427	2,284
Earnings before income tax expense	4,400	3,688	10,512	8,718
Income tax expense	448	508	1,139	1,214
Net earnings	3,952	3,180	9,373	7,504
Net earnings attributable to noncontrolling interest	3	1	10	6
Net earnings attributable to AbbVie Inc.	$3,949	$3,179	$9,363	$7,498

Diluted earnings per share attributable to AbbVie Inc.	$2.21	$1.78	$5.24	$4.19

Adjusted diluted earnings per share[b]	$3.66	$2.83	$10.18	$8.75

Weighted-average diluted shares outstanding	1,776	1,777	1,777	1,776

a    During the three months ended March 31, 2022, AbbVie changed its classification of development milestone expense associated with licensing and collaboration arrangements in the consolidated statement of earnings. Milestone payments incurred prior to regulatory approval, which were previously included in research and development expense, are now presented as acquired IPR&D and milestones expense. The reclassification decreased research and development expense and increased acquired IPR&D and milestones expense by $12 million for the three months and $162 million for the nine months ended September 30, 2021. The company believes this presentation assists users of the financial statements to better understand the total upfront and subsequent development milestone payments incurred to acquire in-process research and development projects. Prior periods have been revised to conform to the current period presentation. The reclassification had no impact on total operating costs and expenses, operating earnings, net earnings, net earnings attributable to AbbVie, Inc., earnings per share, or total equity.

b    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2022
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$4,400	$3,949	$2.21
Adjusted for specified items:
Intangible asset amortization	2,024	1,673	0.94
Intangible asset impairment	770	604	0.34
Acquisition and integration costs	348	348	0.20
Change in fair value of contingent consideration	(214)	(218)	(0.12)
Litigation matters	110	94	0.05
Other	58	78	0.04
As adjusted (non-GAAP)	$7,496	$6,528	$3.66
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs include costs related to the Allergan acquisition. Other primarily includes restructuring charges associated with streamlining global operations.
Beginning in the first quarter of 2022, the company includes acquired IPR&D and milestones expense in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2022 included acquired IPR&D and milestones expense of $40 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.02 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2022
(in millions)	Cost of products sold	SG&A	R&D	Other operating expense, net	Other expense (income), net
As reported (GAAP)	$5,022	$3,304	$1,614	$229	$(330)
Adjusted for specified items:
Intangible asset amortization	(2,024)	—	—	—	—
Intangible asset impairment	(770)	—	—	—	—
Acquisition and integration costs	(22)	(91)	(6)	(229)	—
Change in fair value of contingent consideration	—	—	—	—	214
Litigation matters	—	(110)	—	—	—
Other	(39)	(14)	(1)	—	(4)
As adjusted (non-GAAP)	$2,167	$3,089	$1,607	$—	$(120)
3. The adjusted tax rate for the third quarter of 2022 was 12.9 percent, as detailed below:

	Quarter Ended September 30, 2022
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$4,400	$448	10.2%
Specified items	3,096	517	16.7%
As adjusted (non-GAAP)	$7,496	$965	12.9%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2021
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$3,688	$3,179	$1.78
Adjusted for specified items:
Intangible asset amortization	1,904	1,585	0.88
Acquisition and integration costs	176	166	0.09
Change in fair value of contingent consideration	98	98	0.06
Other	48	29	0.02
As adjusted (non-GAAP)	$5,914	$5,057	$2.83
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect Allergan-related integration costs. Other primarily includes restructuring charges associated with streamlining global operations and COVID-19 related expenses.
Beginning in the first quarter of 2022, the company includes acquired IPR&D and milestones expense in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2021 included acquired IPR&D and milestones expense of $402 million on a pre-tax and $396 million on an after-tax basis, as well as other operating expense related to the Calico collaboration of $500 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.50 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2021
(in millions)	Cost of products sold	SG&A	R&D	Other expense (income), net
As reported (GAAP)	$4,390	$3,083	$1,661	$21
Adjusted for specified items:
Intangible asset amortization	(1,904)	—	—	—
Acquisition and integration costs	(49)	(105)	(22)	—
Change in fair value of contingent consideration	—	—	—	(98)
Other	(24)	(17)	(7)	—
As adjusted (non-GAAP)	$2,413	$2,961	$1,632	$(77)
 3. The adjusted tax rate for the third quarter of 2021 was 14.5 percent, as detailed below:

	Quarter Ended September 30, 2021
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,688	$508	13.8%
Specified items	2,226	348	15.6%
As adjusted (non-GAAP)	$5,914	$856	14.5%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2022
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$10,512	$9,363	$5.24
Adjusted for specified items:
Intangible asset amortization	5,728	4,794	2.69
Intangible asset impairment	770	604	0.34
Acquisition and integration costs	595	567	0.32
Change in fair value of contingent consideration	647	657	0.37
Pylera divestiture	(172)	(126)	(0.07)
Litigation matters	2,497	2,021	1.13
Other	281	295	0.16
As adjusted (non-GAAP)	$20,858	$18,175	$10.18
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs include costs related to the Allergan acquisition. Litigation matters primarily include a charge related to a potential settlement of litigation involving Allergan's past sales of opioid products. Other primarily includes restructuring charges associated with streamlining global operations.
Beginning in the first quarter of 2022, the company includes acquired IPR&D and milestones expense in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2022 included acquired IPR&D and milestones expense of $454 million on a pre-tax and $439 million on an after-tax basis, representing an unfavorable impact of $0.25 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2022
(in millions)	Cost of products sold	SG&A	R&D	Other operating expense, net	Other expense (income), net
As reported (GAAP)	$13,244	$11,843	$4,720	$57	$427
Adjusted for specified items:
Intangible asset amortization	(5,728)	—	—	—	—
Intangible asset impairment	(770)	—	—	—	—
Acquisition and integration costs	(84)	(263)	(19)	(229)	—
Change in fair value of contingent consideration	—	—	—	—	(647)
Pylera divestiture	—	—	—	172	—
Litigation matters	—	(2,497)	—	—	—
Other	(160)	(107)	(7)	—	(7)
As adjusted (non-GAAP)	$6,502	$8,976	$4,694	$—	$(227)
3. The adjusted tax rate for the first nine months of 2022 was 12.8 percent, as detailed below:

	Nine Months Ended September 30, 2022
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$10,512	$1,139	10.8%
Specified items	10,346	1,534	14.8%
As adjusted (non-GAAP)	$20,858	$2,673	12.8%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2021
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$8,718	$7,498	$4.19
Adjusted for specified items:
Intangible asset amortization	5,912	4,929	2.77
Acquisition and integration costs	535	427	0.23
Change in fair value of contingent consideration	2,447	2,445	1.38
Litigation matters	107	86	0.05
Other	319	255	0.13
As adjusted (non-GAAP)	$18,038	$15,640	$8.75
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Other primarily includes the purchase of FDA priority review vouchers from third parties, restructuring charges associated with streamlining global operations and COVID-19 related expenses.
Beginning in the first quarter of 2022, the company includes acquired IPR&D and milestones expense in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2021 included acquired IPR&D and milestones expense of $719 million on a pre-tax and $696 million on an after-tax basis, as well as other operating expense related to the Calico collaboration of $500 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.67 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2021
(in millions)	Cost of products sold	SG&A	R&D	Other operating expense, net	Other expense (income), net
As reported (GAAP)	$13,126	$9,089	$5,095	$432	$2,284
Adjusted for specified items:
Intangible asset amortization	(5,912)	—	—	—	—
Acquisition and integration costs	(172)	(275)	(88)	—	—
Change in fair value of contingent consideration	—	—	—	—	(2,447)
Litigation matters	—	(107)	—	—	—
Other	(65)	(50)	(287)	68	15
As adjusted (non-GAAP)	$6,977	$8,657	$4,720	$500	$(148)
3. The adjusted tax rate for the first nine months of 2021 was 13.3 percent, as detailed below:

	Nine Months Ended September 30, 2021
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$8,718	$1,214	13.9%
Specified items	9,320	1,178	12.6%
As adjusted (non-GAAP)	$18,038	$2,392	13.3%